EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

June 13, 2007

Einstein Noah Restaurant Group Closes Public Offering of Common Stock, Raises Net Proceeds of Approximately $83,700,000

LAKEWOOD, Colorado – Einstein Noah Restaurant Group, Inc. (Nasdaq-BAGL) today announced it has closed a public offering of 5,000,000 shares of its common stock at $18.00 per share.  The net proceeds of the offering, after deducting underwriting discounts and commissions, totaled approximately $83,700,000.  The underwriters have also agreed to reimburse the Company $945,000 for certain expenses related to the offering.  The Company has granted the underwriters the right to purchase an additional 750,000 shares of common stock to cover over-allotments, if any, for a 30-day period commencing June 7, 2007.

Einstein Noah intends to use the net proceeds of this public offering to repay certain of its existing indebtedness.

Morgan Stanley & Co. Incorporated and Cowen and Company, LLC were the joint book-running managers for the offering, and Piper Jaffray & Co. was co-manager.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to this offering may be obtained from:

Morgan Stanley & Co. Incorporated	Cowen and Company, LLC
Prospectus Department	c/o ADP, Prospectus Department
180 Varick Street 2/F	1155 Long Island Avenue
New York, NY 10014	Edgewood, NY 11717
Telephone: 1-866-718-1649	Telephone: 631-254-7106
Email: prospectus@morganstanley.com

Piper Jaffray & Co.

Prospectus Department

800 Nicollet Mall, Suite 800

Minneapolis, MN 55402

Telephone: 1-877-371-5212

About Einstein Noah Restaurant Group, Inc.

Einstein Noah Restaurant Group is the largest owner/operator, franchisor and licensor of bagel specialty restaurants in the United States.  The Company has approximately 600 restaurants in 36 states and the District of Columbia under the Einstein Bros. Bagels, Noah’s New York Bagels and Manhattan Bagel brand.  Einstein Noah’s product offerings include fresh bagels and other bakery items baked on-site, made-to-order breakfast and lunch sandwiches on a variety of bagels and breads, gourmet soups and salads, decadent desserts, premium coffees, and an assortment of snacks.  The Company’s manufacturing and commissary operations prepare and assemble consistent, high-quality ingredients that are delivered fresh to its restaurants. More information is available on the Company’s website at www.einsteinnoah.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements, including statements regarding the completion of the proposed public offering and any of the terms thereof, are inherently uncertain and subject to risks that could cause actual results to differ materially from those expected by the management of Einstein Noah Restaurant Group.

Einstein Noah Restaurant Group Contacts:

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@einsteinnoah.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

jay@pfeifferhigh.com